ADDENDUM TO AGREEMENT

June 2, 2011

Attached to and forming a part of a certain Agreement of Sale dated April 3, 2006 along with the subsequent Amendment to Agreement dated March 26, 2009 between Redwood Estates Corp., a corporation to be formed Buyer and 2404 LLC, 1401 LLC, Mark Sykes, and Marcia Schmid, Sellers for the property known as 38 lots on Redwood Avenue, Galloway, NJ and for the consideration of $1.00.

It is agreed by all parties that:

1.	Final Settlement is extended to on or before December 31, 2011 for Phase I only.

2.	For consideration of extending this agreement the buyer agrees to release the remaining deposit being held in escrow by Thomas B. Reynolds, Esquire in the amount of +/- $21,230.00.

3.	The remaining escrow amount is non-refundable and will not apply against the purchase price at settlement however seller’s do agree to pay $4.000.00 out of the deposit to Duffy. Doley and McManus at a mutually agreed upon meeting with Mark Sykes, Vincent Simonelli and Peter Doley at Peter Daley’s office within 5 days of this executed agreement. The purpose is to discuss the plan going forward, current status and the possible phasing of the project. Buy will pay Seller back the $4.000.00 at Settlement.

4.	The seller and buyer both agree to phase the project into 3 phases to streamline the process and to reduce the construction financing for buyer.

All other terms and Conditions of the original Agreement of Sale dated April 3, 2006 except for the amendment dated March 26, 2009 and changes made today shall remain the same.

Vincent Simonelli, President	2404 LLC & 1401 LLC
Redwood Estates Corp.	Mark Sykes, Managing Member
BUYER	of Both

Mark Sykes, Individually

Marcia Schmid, Executrix
Estate of Albert H. Benner